                                           Three months ended
                                                June 30,
                                         -----------------------
                                            2000         1999
                                         ----------   ----------
Net income as reported . . . . . . . . . $  431,000   $1,016,000
                                         ==========   ==========

BASIC:
    Weighted average number of
      common shares outstanding. . . . .  5,070,167    4,800,405
                                         ==========   ==========

  Basic net income per share . . . . . .      $0.09        $0.21
                                         ==========   ==========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding. . . . .  5,070,167    4,800,405
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . . . . . .    221,630      219,530
                                         ----------   ----------
    Shares used in the
      computation. . . . . . . . . . . .  5,291,797    5,019,935
                                         ==========   ==========

  Diluted net income per share . . . . .      $0.08        $0.20
                                         ==========   ==========


All number of shares data has been retroactively restated to reflect a 3-for-2 stock split distributed September 23, 1999.